Exhibit 99.1

POORE BROTHERS ANNOUNCES HIRING A NEW

SENIOR VICE PRESIDENT OF MARKETING

GOODYEAR, Ariz. – August 15, 2005 – Poore Brothers, Inc. (Nasdaq: SNAK) today announced that Steve Sklar has been named Senior Vice President of Marketing.

Steve will assume a key leadership role within Poore Brothers in helping to formulate the brand and product strategies to achieve the Company’s goals of being a $200 million marketer of innovative food brands.  He has nearly twenty years of diverse marketing experience with high-growth and entrepreneurial companies, including ten years with a start-up company, Marie Callender’s Retail Food, a licensee for the brand’s frozen food products in retail.  He was responsible for the company’s successful new product development and marketing strategies which allowed this start-up company to grow to $200 million in revenue.  He has also worked in various marketing leadership roles with Legal Seafoods (a $150 million restaurant chain), Au Bon Pain (a $250 million bakery/café chain), and was co-founder of Gourmet Food Marketing (a snack and appetizer food marketer).

“I am very pleased to announce the hiring of Steve Sklar and to welcome him to our executive team as Senior Vice President of Marketing,” commented Tom Freeze, President and Chief Executive Officer.  “Steve brings a wealth of marketing leadership experience with innovative, entrepreneurial companies which will be a valuable addition to our team.”

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Richard M. Finkbeiner, Senior Vice President and Chief Financial Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.